Exhibit 10.1

Amendment 2 to Strategic Alliance Agreement

This Amendment 2 (“Amendment 2”) to Strategic Alliance Agreement dated 10th June, 2013 (“Agreement”) by and between AIA International Limited Taiwan Branch (“AIATW”), and Action Holdings Financial Limited (“Action”) is made and effective as of the 1st day of January, 2016 (the “Effective Date”) by and between AIATW and Action.

WHEREAS:

A. AIATW and Action have entered into the Agreement for the purpose of promotion of life insurance business provided by AIATW in the territory of Taiwan; and

B. This Amendment is made by mutual consent of the parties to amend the Agreement as set forth hereinafter.

NOW, THEREFORE, for good and sufficient consideration, AIATW and Action agree as follows:

1.	Section 1 of the Agreement shall be shall be amended as follows:

Action will promote life insurance products provided by AIATW in the territory of Taiwan through insurance agency companies or insurance brokerage companies and AIATW agrees to pay Execution Fees (defined as below) to Action in return in accordance with the terms and conditions of this Agreement and applicable laws and regulations.

2.	Section 2 of the Agreement shall be amended as follows:

To the extent permitted by applicable laws and regulations, Action shall assist and encourage any insurance agency company or insurance brokerage company duly approved by the competent government authorities of Taiwan (the “Appointed Broker/Agent”), to cooperate with AIATW for the promotion of life insurance products of AIATW.

3.	Section 3 of the Agreement shall be hereby deleted in its entirety and replaced by the term set forth herein below:

This Agreement is effective from June 1, 2013 and to continue in full force and effect until December 31, 2021. The effect of this Agreement during the period from October 1st, 2014 to December 31st, 2015 has been suspended.

4.	It is agreed by the parties to add the following section into the Section 4.2.

The Execution Fees is the consideration for Action to promote insurance agency and insurance brokerage channels and following services, and the Execution Fees is functional expenses, not commissions.

(1)	Assessment and advice on suitability of cooperative partners
(2)	Advice on product strategies suitable for promotion channel development
(3)	Advice on promotion/sales channel improvement
(4)	Advice on promotion channel marketing and strategic planning
(5)	Promotion channel talent training

5.	Section 6, 7, 8.3, 14, Addendum No. 1, and Section 5 of Amendment shall be hereby deleted in its entirety.

6.	Except as expressly stated herein, all other terms, conditions and attachments of the Agreement shall remain in full force and effect.

7.	All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided.

8.	The terms and conditions herein contained constitute the entire agreement between the parties with respect to the subject matter hereof. This Amendment shall be deemed part of the Agreement and is incorporated therein and made a part thereof by this reference, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement.

9.	This Amendment shall be executed in two identical counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, being duly authorized to do so, have executed this Amendment as of the date set forth above.

AIA International Limited Taiwan Branch

By: Vincent Hou

Title: General Manager

VAT number:

Address: 17F., No.333, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan (R.O.C.)

Action Holdings Financial Limited

By: Yi-Hsio Mao

Address: 7F., No.311, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan (R.O.C.)

Tel:02-25455970